Exhibit 99.2

Kona Grill Announces Strategic Leadership Appointments

- Jim Kuhn promoted to President and Chief Executive Officer

- Berke Bakay appointed as Executive Chairman of the Board of Directors

- James Jundt retires from the Board of Directors

SCOTTSDALE, AZ – August 9, 2018 ─ Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, today announced that its Board of Directors appointed Jim Kuhn to succeed Berke Bakay as President and Chief Executive Officer. Mr. Bakay was appointed as Executive Chairman of the Board of Directors and will remain with the Company in a strategic role.

“Leading Kona Grill over the past six years has been a tremendous honor. We’ve doubled the number of restaurants, started franchising internationally and domestically and have positioned ourselves as a truly unique brand serving global cuisine in a contemporary ambiance,” said Bakay.

“Jim has done a remarkable job during his tenure with us at improving the profitability of our restaurants and I’m confident that Kona will thrive under his leadership. The executive chairman role will allow me to focus on strategic relationships with our franchise partners, landlords, investors and lenders while Jim will continue to focus on operations and lead the Company towards future success,” he concluded.

“I would like to thank James Jundt for his eight years of service as Chairman of the Board of Directors. James has served as a valuable mentor and friend over the years and we wish him well in his retirement,” said Bakay.

About Kona Grill

Kona Grill features a global menu of contemporary American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere. Kona Grill owns and operates 45 restaurants, guided by a passion for quality food and exceptional service. Restaurants are located in 22 states and Puerto Rico. Additionally, Kona Grill has two restaurants that operate under a franchise agreement in Dubai, United Arab Emirates, and Vaughan, Canada. For more information, visit www.konagrill.com.

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